(a)(1)(xx)

Amended Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Ribapharm Inc.
at
$6.25 Net Per Share
by
Rx Acquisition Corporation
a wholly owned subsidiary of
ICN Pharmaceuticals, Inc.

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON TUESDAY, AUGUST 19, 2003, UNLESS THE AMENDED OFFER IS EXTENDED.

August 5, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

       We have been appointed by ICN Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to act as Dealer Manager in connection with the amended offer by Rx Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Parent, to purchase all outstanding shares of common stock, par value $.01 per share, together with the associated Rights (as defined in the Supplement, which term is defined below) issued pursuant to the Rights Plan (as defined in the Supplement) (the “Shares”), of Ribapharm Inc., a Delaware corporation (the “Company”), other than Shares owned by Parent or its subsidiaries, at an increased purchase price of $6.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 2003, as amended by certain amendments to the Schedule TO filed by Parent with the SEC (the “Offer to Purchase”) and the related original (blue) Letter of Transmittal, as amended and supplemented by the Supplement, dated August 5, 2003 (the “Supplement”), to the Offer to Purchase and the related revised (purple) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Amended Offer”) enclosed herewith.

       Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Date (as defined in the Supplement) must tender their Shares according to the guaranteed delivery procedures set forth in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original (yellow) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or may use the revised (purple) Letter of Transmittal and the revised (orange) Notice of Guaranteed Delivery circulated with the Supplement. While the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive $6.25 for each Share validly tendered and not withdrawn, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer.

       The Amended Offer is conditioned upon, among other things, the Minimum Condition being satisfied, meaning that the Company’s stockholders (other than (a) Parent, its subsidiaries, officers and directors and (b) the officers and directors of the Company) have validly tendered and not withdrawn at least sixty-

six and two-thirds percent (66 2/3%) of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Amended Offer. See “The Offer — Section 11. Conditions to the Offer” of the Supplement. The Minimum Condition is not waivable.

       Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

       1.     The Supplement;

       2.     The revised (purple) Letter of Transmittal for your use in accepting the Amended Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the revised (purple) Letter of Transmittal or original (blue) Letter of Transmittal may be used to tender Shares);

       3.     The revised (orange) Notice of Guaranteed Delivery to be used to accept the Amended Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

       4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Amended Offer;

       5.     A return envelope addressed to American Stock Transfer & Trust Company, as Depositary; and

       6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

       In order to take advantage of the Amended Offer, (i) a duly executed and properly completed original (blue) Letter of Transmittal or revised (purple) Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in either the original (blue) Letter of Transmittal or revised (purple) Letter of Transmittal, as the case may be, and the Offer to Purchase.

       If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in “The Offer — Section 3.     Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

       Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Amended Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

       Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Amended Offer, except as otherwise provided in Instruction 6 of the original (blue) Letter of Transmittal or the revised (purple) Letter of Transmittal.

       WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 19, 2003, UNLESS THE AMENDED OFFER IS EXTENDED.

       Any inquiries you may have with respect to the Amended Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Supplement.

Very truly yours,

Goldman, Sachs & Co.

       NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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